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                                                                    Exhibit 4(a)


                 SEVENTH AMENDMENT TO CREDIT AND LOAN AGREEMENT
                 ----------------------------------------------

         THIS SEVENTH AMENDMENT (the "Amendment"), effective as of January 18, 2002, is made to that certain Credit and Loan Agreement, dated as of August 7, 1998, as the same was amended by that certain First Amendment to Credit Agreement and Loan Agreement, dated as of October 6, 1998, that certain Second Amendment to Credit and Loan Agreement, dated as of February 9, 1999, that certain Third Amendment to Credit and Loan Agreement, dated as of June 23, 2000, that certain Fourth Amendment to Credit and Loan Agreement, dated as of August 24, 2000, that certain Fifth Amendment to Credit and Loan Agreement dated as of July 13, 2001, and that certain Sixth Amendment to Credit and Loan Agreement dated as of December 27, 2001 (the "Sixth Amendment") (collectively, the "Loan Agreement"), by and among TRANSMATION, INC., an Ohio corporation (the "Borrower"), THE LENDERS PARTY THERETO FROM TIME TO TIME (the "Lenders") and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent (in such capacity, together with its successors in such capacity, the "agent").

                                    RECITALS:
                                    ---------

         WHEREAS, the Borrower has requested that certain changes and modifications be made to the Loan Agreement in connection with the sale of certain assets of Borrower to HUGHES CORPORATION ("Hughes") and the Lenders are agreeable to making the same in accordance with the terms and conditions set forth herein, commencing as of the effective date first written above.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DEFINITIONS; REFERENCES. All capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Loan Agreement. All Section, Subsection and Paragraph references shall be to Sections, Subsections and Paragraphs of the Loan Agreement.

         2. REVOLVING CREDIT LOANS.

         (a) Paragraph (iii) of Subsection (a) of Section 2.01 and all previous amendments thereto of the Loan Agreement is amended to read in its entirety as follows:

             (iii) Notwithstanding anything to the contrary in the foregoing paragraphs (i) and (ii), and subject to downward adjustment pursuant to Paragraph 5 of this Amendment, at no time during the term of this Agreement shall the aggregate amount of the Lenders Revolving Credit Commitment, or the aggregate of outstanding Revolving Credit Loans plus the aggregate undrawn face amount of all issued and outstanding Letters of Credit (as hereinafter set forth), exceed $9,500,000.00 (the "Revolving Credit Facility Limit").


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         3. REVOLVING CREDIT LOAN BORROWING FORMULA ("BORROWING FORMULA").

         (a) Paragraph (v) of Subsection (a) of Section 2.01 of the Loan Agreement is replaced in its entirety with the following:

             (v) Notwithstanding any of the provisions of Subsection (a) of
Section 2.01 and any previous amendments thereto, the principal amount outstanding under the Revolving Credit Loans shall, at no time, exceed the sum of (X) eighty (80%) percent of the amount of Eligible Accounts Receivable (hereafter defined) on the date of determination and (Y) fifty (50%) percent of the amount of Eligible Inventory (hereafter defined). No advance shall be made if its making would cause the aggregate unpaid balance of all advances outstanding under the Revolving Credit Loans to exceed $9,500,000.00 (subject to downward adjustment pursuant to Paragraph 5 of this Amendment). The Borrower shall provide to the Agent, with a copy to each Lender, on a monthly basis, a written borrowing base certificate certifying the amount of Eligible Accounts Receivable, Eligible Inventory, outstanding balance of the Revolving Credit Loans and available amount for advance under the Borrowing Formula.

         As used herein, Eligible Accounts Receivable and Eligible Inventory shall have the following meanings:

         "Eligible Accounts Receivable" means an Account Receivable owing to Borrower which, unless the Bank shall otherwise in its sole discretion agree, meets with the following specifications at the time it comes into existence and continues to meet the same until it is collected in full:

         (a) The Account Receivable is due and payable not more than thirty (30) days after the date of invoice therefore, and is not more than ninety (90) days past due;

         (b) The Account Receivable arose from the performance of services or sale of products by the Borrower;

         (c) The Account Receivable is not subject to any prior assignment, claim, lien or security interest and the Borrower will not make any further assignment thereof or create any further security interest therein nor permit the Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process;

         (d) The net value of an Account Receivable after allowable set off, credit, or adjustment by the Account Debtor;

         (e) Accounts Receivable shall not include: (i) amounts owed to Borrower from any Subsidiary of Borrower; (ii) amounts due the Borrower from officers, shareholders or employees; (iii) amounts carried on the books and records of the Borrower as an intercompany or divisional receivable; (iv) the total receivables owed by any Account Debtor having more than ten percent (10%) of its indebtedness to the Borrower ninety (90) days or more past due from the date of the invoice (excluding retainages); (v) any Account Receivable which the Bank has reasonably determined in good faith is unsatisfactory; and (vi) retainages.


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         (f) The term "Account Receivable" shall include all accounts, accounts receivable, contract rights for the payment of money, chattel paper, and all other obligations and receivables now owned or hereafter acquired by the Borrower, whether now existing or hereafter arising.

         (g) The term "Account Debtor" includes the buyer or lessee of services or products from the Borrower.

         (h) The term "Eligible Inventory" shall include raw materials and completed products, but shall not include any work in progress.

         4. APPLICATION OF SALES PROCEEDS. Assuming $2,885,026.00 of proceeds received by the Borrower in connection with the sale of assets to Hughes (the "Sale"), of the $2,660,026.00 received at the closing, the proceeds shall be applied as follows:

               Pay down Term Loan A, $1,313,426.00;
               Pay down Revolving Credit Note, $1,131,600.00;
               Estimated transaction costs $215,000.00.*

         * In the event that the documented transaction costs are less than $215,000.00, Borrower will use this amount to pay down Term Loan A.

         Notwithstanding anything contained herein to the contrary, it is the understanding of the parties that all of the gross proceeds of the Sale, less the transition costs of up to $215,000.00, shall be applied to reduce indebtedness under the Loan Agreement.

         5. REDUCTION OF CREDIT LIMIT. In the event that the tax costs from the transaction referenced in the Sixth Amendment are less than $630,000.00, the $9,500,000.00 total Revolving Credit Facility Limit shall be permanently reduced dollar for dollar, by the difference between $630,000.00 and the actual taxes owing and relating to that transaction. Similarly, if the Lease Obligations as defined in the Sixth Amendment are less than $500,000.00, the $9,500,000.00 Revolving Credit Facility Limit shall be permanently reduced, dollar for dollar, by the difference between $500,000.00, and the actual costs; provided, however, in no event shall the maximum total Revolving Credit Facility Limit be reduced below $8,900,000.00, except that the Revolving Credit Facility Limit may be further reduced, without limitation, in the event that Borrower enters into a transaction whereby assets are sold outside of the ordinary course of business.

         6. CONDITIONS TO ENTERING INTO AMENDMENT.

         The obligation of each Lender to enter into this Agreement and to make Loans on the date hereof is subject to the satisfaction of the following conditions precedent, in addition to the conditions precedent set forth in
Section 4.02 of the Loan Agreement:

               FEES, EXPENSES, ETC. All fees and other compensation to be paid to the Agent or the Lenders pursuant hereto, and pursuant to any other

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               written agreement on or prior to the date hereof shall have been paid or received, and all invoiced expenses incurred by the Agent pursuant hereto shall have been paid.

         7. CERTAIN REPRESENTATIONS. Borrower represents and warrants to the Agent and each Lender as follows:

               (a) All Conditions contained in Section 4.02 of the Loan Agreement have been satisfied in all material respects except as otherwise specifically set forth herein.

               (b) Borrower's Articles of Incorporation and By-Laws provided to Agent on August 7, 1998 have not been amended or repealed.

         8. MISCELLANEOUS. This Amendment is entered into pursuant to and in accordance with Section 9.03 of the Loan Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that they will cooperate in signing and delivering any documents necessary to effectuate the terms of this Agreement. Except as expressly modified or amended herein, the Loan Agreement and each of the other Loan Documents to which the Borrower is a party is hereby restated, ratified and confirmed and shall remain in full force and effect.



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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have caused this Seventh Amendment to Credit and Loan Agreement to be duly executed and delivered as of the date first above written.

                                               TRANSMATION, INC.



                                      By:  /s/ Peter J. Adamski
                                         ---------------------------------------
                                      Name:    Peter J. Adamski
                                           -------------------------------------
                                      Title:   Vice President - Finance and CFO
                                            ------------------------------------



                                               KEYBANK NATIONAL ASSOCIATION,
                                               as Agent and a Lender


                                      By: /s/ Timothy J. Poyton
                                         ---------------------------------------
                                              Timothy J. Poyton


                                               LENDERS:

                                               CITIZENS BANK OF MASSACHUSETTS,
                                               F.K.A. STATE STREET
                                               BANK AND TRUST COMPANY



                                      By:   /s/ T.D. Opie
                                         ---------------------------------------
                                      Name:   T.D. Opie
                                           -------------------------------------
                                      Title:  Vice President
                                            ------------------------------------